Exhibit 1(h)
                              TII Industries, Inc.
                                1385 Akron Street
                            Copiague, New York 11726




                                                     December 8, 1998

Dear Timothy J. Roach:

         Our Board of Directors, after reviewing stock options held by you, has noted that the value of the options granted to you under the Company's 1986 Employee Incentive Stock Option Plan has been diminished as a result of the recent decline in the market value of the Company's Common Stock. Therefore, the Board has authorized an offer to you to exchange and cancel your existing options under those Plans for a new option which has an exercise price of $2.313 per share, a new term of ten years which extends until December 7, 2008 but with the vesting schedule which pertains to new options; that is, the option vests in five equal annual installments commencing December 8, 1999. The option is to be governed under the provisions of the Company's new 1998 Stock Option Plan instead of the contracts and the 1986 Plan which governed your existing options.

         If you elect to accept this modification, please immediately complete, sign and return the enclosed copy of this letter which both grants you the new option and acknowledges termination of your existing options. Stock option contracts will then be forwarded to you for signature according to your instructions. If we do not receive your completed letter, you will retain your old options. This election can be made separately as to each option held by you under the 1986 Plan.

         Should you have any questions, please feel free to call Virginia M. Hall, Vice President- Administration at 516-789-5000.

                                                     Very truly yours,

                                                     /s/  Timothy J. Roach
                                                     Timothy J. Roach,
                                                     President
As to my option dated:

                           Priced          Do      Do Not
                             At:         Accept    Accept

1/9/92                     $3.125 , I     [X]       [ ]    the Company's offer
-----------------------   --------

9/14/94                    $4.625 , I     [X]       [ ]    the Company's offer
-----------------------   --------

5/15/95                    $5.125 , I     [X]       [ ]    the Company's offer
-----------------------   --------

/s/  Timothy J. Roach
-----------------------
           Signature
Name:  Timothy J. Roach